Exhibit 3.103

CERTIFICATE OF INCORPORATION

OF

HEALTHSOUTH of South Carolina, Inc.

FIRST: The name of the Corporation is HEALTHSOUTH of South Carolina, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted are:

(a) To engage in the business of providing comprehensive rehabilitation and clinical healthcare services on an ambulatory and inpatient basis in rehabilitation clinics and hospitals to the general public through the provision of physician services, physical therapy, social and/or psychological, respiratory therapy, cardiac rehabilitation, pulmonary rehabilitation, occupational therapy, speech pathology, prosthetic and orthotic devices, nursing care, drugs and biologicals, supplies, appliances and equipment and other services and to do any and all things necessary and appropriate to carry out such business effectively, including, without limitation, the owning, leasing, management and operation of medical facilities and other physical properties, either directly or indirectly, or in concert with others.

(b) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock of the par value of $.01 per share.

FIFTH: The name and mailing address of the sole Incorporator is as follows:

William W. Horton, Esq.

Haskell Slaughter & Young, P.A.

800 First National-Southern Natural Building

Birmingham, Alabama 35203

SIXTH: The Board of Directors shall have the power to make, alter or repeal the Bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Board of Directors. Election of Directors need not be by written ballot.

SEVENTH: The names and mailing addresses of the initial Board of Directors, to serve until their successors are elected and qualified pursuant to the General Corporation Law of Delaware and the Bylaws adopted by this Corporation are as follows:

Richard M. Scrushy

Two Perimeter Park South

Suite 224W

Birmingham, Alabama 35243

Aaron Beam, Jr.

Two Perimeter Park South

Suite 224W

Birmingham, Alabama 35243

Anthony J. Tanner

Two Perimeter Park South

Suite 224W

Birmingham, Alabama 35243

EIGHTH: A Director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that this Article EIGHTH shall not eliminate or limit the liability of a Director, except to the extent permitted by applicable law, (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to, or repeal of, this Article EIGHTH shall apply to, or have any effect on, the liability or alleged liability of any Director for, or with respect to, any acts or omissions of such director occurring prior to such amendment or repeal.

The undersigned, being the sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate and does hereby declare and certify that the facts stated herein are true, and accordingly does hereunto sign this Certificate of Incorporation this 5th day of October, 1987.

/s/ William W. Horton
William W. Horton